Exhibit 5

Elizabeth D. Moore Senior Vice President and General Counsel November 19, 2018

Consolidated Edison, Inc.

4 Irving Place

New York, New York 10003

Re: Securities Registered Under the Securities Act of 1933

I am Senior Vice President and General Counsel of Consolidated Edison, Inc. (“Con Edison“). I and other members of the Law Department of Consolidated Edison Company of New York, Inc., Con Edison’s principal subsidiary, have represented Con Edison in connection with the sale of 13,636,363 of its Common Shares ($0.10 par value) pursuant to the underwriting agreement, dated November 14, 2018, among the Company and Citigroup Global Markets Inc., Barclays Capital Inc. and J.P. Morgan Securities LLC, as representatives of the Underwriters named therein, and the Forward Sellers and the Forward Purchasers named therein (the “Underwriting Agreement”) and as provided in the Forward Sale Agreements (as defined in the Underwriting Agreement) and the sale of such additional number of its Common Shares ($0.10 par value), not in excess of 1,493,506 shares, (together with the aforementioned 13,636,363 shares, the “Securities”) as may be sold in connection with an option granted to the Underwriters pursuant to the Underwriting Agreement and as provided in any Additional Forward Sale Agreement (as defined in the Underwriting Agreement).

The Securities were registered under the Securities Act of 1933 pursuant to a Registration Statement on Form S-3 (No. 333-226538, the “Registration Statement”).

We have examined such documents as we have deemed necessary for the purpose of this opinion, including (a) the Restated Certificate of Incorporation and the By-Laws of Con Edison; and (b) minutes of meetings of the Board of Directors of Con Edison and the Finance Committee thereof.

It is my opinion that the Securities to be issued by Con Edison upon physical or net share settlement, as applicable, pursuant to the Forward Sale Agreements and any Additional Forward Sale Agreement, have been duly authorized and, when issued and delivered by Con Edison, will be legally issued, fully paid and non-assessable.

I am a member of the Bar of the State of New York and I do not express any opinion herein concerning any law other than the law of the State of New York and the federal laws of the United States.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Elizabeth D. Moore